Exhibit 5.2

D: +1 212 225 2864

   jkarpf@cgsh.com

April 29, 2024

International Seaways, Inc.
600 Third Avenue, 39th Floor
New York, New York 10016

We have acted as special counsel to International Seaways, Inc., a corporation incorporated under the laws of the Republic of The Marshall Islands (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s registration statement on Form S-3 (including the documents incorporated by reference therein, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering from time to time by the selling stockholders contemplated thereby of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and the related Rights to Purchase Common Stock (the “Rights” and together with the Common Stock, the “Securities”) issued pursuant to the Amended and Restated Rights Agreement, dated as of April 11, 2023 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A. (the “Rights Agent”). The Securities being registered under the Registration Statement will have an indeterminate aggregate initial offering price and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	a copy of the Rights Agreement;

(c)	a certificate of the corporate secretary of the Company dated the date hereof; and

(d)	copies of the Company’s Amended and Restated Articles of Incorporation and Amended and Restated By-Laws certified by the corporate secretary of the Company, respectively.

International Seaways, Inc., p. 2

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further qualifications set forth below, it is our opinion that upon issuance of the shares of Common Stock, the Rights associated with those shares of Common Stock will be validly issued.

Insofar as the foregoing opinion relates to the valid issuance of the Rights, (a) our opinion addresses the corporate procedures used in connection with the issuance of the Rights associated with shares of Common Stock, and not any particular provision of the Rights or the Rights Agreement, and it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating such rights in their entirety; (b) our opinion does not address whether a court of competent jurisdiction may require the Company’s board of directors (the “Board”) to redeem, terminate or take any other action with respect to the Rights or the Rights Agreement in the future based on the facts and circumstances then existing; (c) we have assumed that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and that members of the Board have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement; and (d) with respect to Rights associated with shares of Common Stock to be sold pursuant to the Registration Statement, we have assumed that the Rights Agreement has not been terminated by the Company or expired by its terms and the Rights have not expired or been redeemed or exchanged by the Company, in each case, prior to the issuance of such shares of Common Stock.

The foregoing opinion is limited to the law of the State of New York.

International Seaways, Inc., p. 3

We hereby consent to the use of our name in the Registration Statement and the related prospectus under the heading “Legal Matters” and the filing of this opinion as Exhibit 5.2 to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Jeffrey D. Karpf
Jeffrey D. Karpf, a Partner